15 October 2024

Mr. Nigel W. Stansfield
VP, Chief Innovation & Sustainability Officer
Interface, Inc.

Dear Nigel:

On behalf of Interface, Inc. and its subsidiaries (collectively, the “Company”), this letter agreement will confirm and memorialize our agreement to adopt and apply a policy of Tax Equalization in connection with certain U.S. income tax filing and related withholding obligations associated with your current role as the Company’s VP, Chief Innovation & Sustainability Officer.

As we have discussed, your role as the Company’s principal innovation executive officer involves providing services on behalf of the Company’s U.S. parent Interface, Inc. while traveling frequently from your home in the United Kingdom to the United States as part of your current role. This creates a personal U.S. income tax filing obligation for you.

The Company agrees it will take appropriate steps to implement procedures to address these U.S. tax filing and/or associated withholding obligations in a manner as minimally disruptive as possible to your normal payroll cycle. This includes – after consulting with both U.S.- and U.K-based tax professionals – making the necessary adjustments to your U.K. tax withholding rates, formalizing the process for satisfying associated intercompany receivables if created between your UK-based employer (Interface Europe, Ltd.) and Interface, Inc., as well as making appropriate adjustments to correct for currency exchange rates.

In connection with the above, the Company agrees to apply a tax equalization approach so as to equalize tax benefits and burdens between the United Kingdom and the United States from both an employer and employee perspective. The objective will be to provide you with after-tax compensation equivalent to what you would have received had you (i) not been subject to this additional U.S. income tax filing and withholding requirement, and (ii) remained as a taxpayer solely in the United Kingdom.

These adjustments and/or processes described above will be structured so they do not implicate or violate the restrictions on company loans to executive officers under Section 402 of the Sarbanes-Oxley Act of 2002.

Please indicate your agreement to these matters by signing where indicated below. Other than as explicitly referenced above, nothing herein modifies the terms and conditions of you employment with Interface, Inc. and/or any of its subsidiaries as memorialized in (i) the 15 August 2022 Contract of Employment between you and Interface Europe, Ltd., and (ii) the Severance Protection and Change in Control Agreement between you and Interface, Inc. dated 15 August 2022.

Very truly yours,

/s/ Greg Minano
Greg Minano
Vice President & CHRO
Interface, Inc.

Acknowledged and Agreed:

/s/ Nigel W. Stansfield
Nigel W. Stansfield